UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2008

Sunrise Telecom Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-30757	77-0291197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 Enzo Drive, San Jose, California	95138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 363-8000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 18, 2008, the Board of Directors of Sunrise Telecom Incorporated (the “Company”) approved director compensation for Board member Lyron Bentovim, consisting of the Company’s standard annual retainer of $35,000, paid quarterly, and an annual retainer of $7,500, paid quarterly, for serving as the Chair of the Board’s Strategy Committee. Upon becoming a Board member, Mr. Bentovim, under our 2000 Stock Plan, was automatically granted an option to purchase 12,000 shares of Company common stock at an exercise price per share equal to the fair market value of our common stock on the date of the Board’s first meeting after the Company becomes current in its public company reporting obligations (the “Pricing Date”). On December 18, 2008, the Board approved an additional award to Mr. Bentovim, consisting of an option to purchase 13,000 shares of Company common stock at an exercise price per share equal to the fair market value of our common stock on the Pricing Date.

(e) In support of the Company’s efforts to lower its operating expenses, on December 18, 2008 the Board of Directors approved suspension of certain payments to the Company’s Chief Executive Officer (“CEO”) and non-employee members of the Board of Directors, until such time as the Company posts its next quarterly financial results that show a net profit. Until that time, the CEO’s base salary has been reduced to the legally-required minimum of $33,280 per year. The Board also approved suspending payments of: (a) $1,100 to each non-employee Board member for attending Board and committee meetings; (b) $14,000 per year for the Vice Chair’s annual retainer; and (c) non-Chair, non-employee Board committee members’ annual retainers (from $2,000 to $6,000 depending upon committee). Employee Board members continue to not be compensated separately as such.

Compensation to the CEO and non-employee members of the Board of Directors will return to their present levels effective as of the beginning of the first month of the next completed fiscal quarter in which the Company recognizes net profits (giving full effect to accrual of the CEO’s base salary at its present level of $345,000 per year and accrual of director compensation including suspended payments). The full compensation would neither be earned nor paid unless the company remains profitable after the accrual of the compensation from the beginning of that quarter.

The Board of Directors also granted certain non-employee directors an option to purchase 36,000 shares of Company common stock at an exercise price equal to the fair market value on the Pricing Date. These options will be granted to each of Henry Huff, Patrick Ang, Robert C. Pfeiffer and Jennifer Walt, who did not receive automatic annual option grants of 12,000 shares under our 2000 Stock Plan in 2006, 2007 or 2008.

Item 7.01	Regulation FD Disclosures

The Company previously announced restructuring plans intended to reduce operating costs by approximately 25%, improve operating efficiencies and re-align operations, as well as to divest certain businesses. In connection with those restructuring activities, the Company is reducing reliance on direct sales worldwide in favor of sales channel partners, reducing research and development spending and reducing operations and customer service spending by consolidating operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRISE TELECOM INCORPORATED (Registrant)

Date: December 22, 2008	By:	/s/ KIRK O. WILLIAMS
KIRK O. WILLIAMS CHIEF LEGAL AND COMPLIANCE OFFICER, SECRETARY

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